Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of HealthEquity, Inc. of our report dated March 28, 2018 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in HealthEquity's Annual Report on Form 10‑K for the year ended January 31, 2018.
/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah
June 22, 2018